ADDENDUM TO
                             DECLARATION OF TRUST
                                      OF
                      BERKSHIRE CAPITAL INVESTMENT TRUST


       ADDENDUM TO DECLARATION OF TRUST OF BERKSHIRE CAPITAL INVESTMENT TRUST, executed this 8th day of August, 1998, by and among Malcolm R. Fobes III, Ronald G. Seger and Leland F. Smith (collectively the "Trustees").

       WHEREAS, on November 25, 1996 Trustees entered into Declaration of Trust (the "Declaration"); and

       WHEREAS, on August 8, 1998, the Trustees desired to appoint one (1) additional Trustee of the Berkshire Capital Investment Trust (the "Trust") and in connection therewith, to execute an addendum to the Declaration which binds the new Trustee to the terms and conditions of the Declaration;

       NOW, THEREFORE, in consideration of the mutual promises contained herein, it is agreed that the undersigned Trustee understand the terms and conditions of the Declaration, agree to be bound by the terms and conditions of the Declaration and consent and agree to perform the duties and obligations of Trustees under the Declaration.

       IN WITNESS WHEREOF, the parties have caused the Addendum to be executed as of the date first written above.


                              /s/ Andrew W. Broer
                              --------------------
                              Andrew W. Broer
                              Trustee